Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Olo Inc. 2005 Equity Incentive Plan, Olo Inc. 2015 Equity Incentive Plan, Olo Inc. 2021 Equity Incentive Plan and the Olo Inc. 2021 Employee Stock Purchase Plan of our report dated February 19, 2021 (except for the effects of the stock split and the implementation of the dual class common stock structure as discussed in Note 16 to the financial statements, as to which the date is March 8, 2021), with respect to the financial statements of Olo, Inc. as of December 31, 2019 and 2020 and for each of the three years in the period ended December 31, 2020 included in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-253314), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 16, 2021